Consent of Independent Registered Public Accounting Firm

We consent to use in this Pre-Effective Amendment No. 1 to Form N-2 of Golub Capital BDC LLC of our report dated November 10, 2009, relating to our audits of the financial statements of Golub Capital Master Funding LLC appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to our firm under the captions “Selected Financial Data” and “Experts” in such Prospectus.

Chicago, Illinois
February 5, 2010